Exhibit 4.1

SIXTH AMENDMENT TO LOAN AGREEMENT

This SIXTH AMENDMENT TO LOAN AGREEMENT (this “Sixth Amendment”), dated and effective as of June 7, 2023 (the “Sixth Amendment Effective Date”), is made by and among LUMIRADX INVESTMENT LIMITED, a private company with limited liability incorporated under the laws of England and Wales with company number 10260187 (as “Borrower” and a Credit Party), BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (“BPCR”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (“BioPharma Credit” and together with BPCR, the “Lenders” and each a “Lender”).

Recitals

A. The Collateral Agent, the Lenders, the Borrower, the Parent and the other Credit Parties thereunder have entered into that certain Loan Agreement, dated as of March 23, 2021 (as amended pursuant to the First Amendment to Loan Agreement dated March 28, 2022, the Second Amendment to Loan Agreement dated June 17, 2022, the Third Amendment to Loan Agreement dated July 18, 2022 ,the Fourth Amendment and Waiver dated February 22, 2023 and the Fifth Amendment to Loan Agreement dated as of March 1, 2023 (the “Loan Agreement”).

B. In accordance with Section 11.5 of the Loan Agreement, Borrower (acting for its own behalf and on behalf of the other Credit Parties), Collateral Agent and Lenders desire to amend the Loan Agreement to modify certain terms and conditions relating to the Term Loans, in each case on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. All capitalized terms used in this Sixth Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in the first paragraph of Section 13.1 of the Loan Agreement shall be applicable to this Sixth Amendment and are incorporated herein by this reference.
2.
Amendments to Loan Agreement with Immediate Effect. With immediate effect from and as of the Sixth Amendment Effective Date, the Loan Agreement shall be amended by:
a.
adding as the fourth paragraph in Section 1 of the Loan Agreement the following:

“The Collateral Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Collateral Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Collateral Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.”;

b.
deleting in its entirety the phrase “…the prepayment of such principal shall be accompanied by any and all accrued and unpaid interest thereon…” in Section 2.2(c)(i) of the Loan Agreement and replacing it with the following” “…the prepayment of such principal shall be accompanied by any and all accrued, unpaid and uncapitalized interest thereon….”;
c.
deleting in its entirety Section 2.2(c)(ii) of the Loan Agreement and replacing it as follows:

“(ii) Upon a Change in Control, Borrower shall promptly, and in any event no later than ten (10) days after the consummation of such Change in Control, notify the Collateral Agent in writing of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature, timing and other circumstances of such Change in Control (such notice, a “Change in Control Notice”). Borrower shall prepay in full all of the Term Loans advanced by Lenders under this Agreement, no later than ten (10) Business Days after the consummation of such Change in Control, in an amount equal to the sum of (A) all unpaid principal and any and all accrued, unpaid and uncapitalized interest with respect to the Term Loans (such interest to be calculated based on Term SOFR for the Interest Period during which such Change in Control is consummated), and (B) any and all amounts payable with respect to the prepayment under this Section 2.2(c)(ii) pursuant to Section 2.2(e), Section 2.2(f) and Section 2.7(b) (as applicable), together with any and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents (including pursuant to Section 2.4). The Collateral Agent will promptly notify each Lender of its receipt of the Change in Control Notice, and the amount of such Lender’s Applicable Percentage of such prepayment.”;

d.
by deleting in its entirety Section 2.2(d)(iv) of the Loan Agreement and replacing it as follows:

““(iv) ”fourth, without duplication of amounts paid pursuant to clause (iii) above, to accrued, unpaid and uncapitalized interest at the Term Loan Rate;”;

e.
by deleting in its entirety Section 2.2(g) of the Loan Agreement and replacing it as follows:

“(g) Any Makewhole Amount or Prepayment Premium or Facility Fee payable as a result of any prepayment of the Term Loans in accordance with the Term Loan Notes by Borrower pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a), shall be presumed to be the liquidated damages sustained by each applicable Lender as the result of the early redemption and repayment of such Term Loan Notes and Borrower agrees that it is reasonable under the circumstances currently existing. BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE REQUIREMENTS OF LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY MAKEWHOLE AMOUNT OR PREPAYMENT PREMIUM OR FACILITY FEE IN CONNECTION WITH ANY SUCH PREPAYMENT OR ACCELERATION OR OTHERWISE. Borrower expressly agrees that (to the fullest extent it may lawfully do so) that: (i) each Makewhole Amount and Prepayment Premium and Facility Fee is reasonable and is the product of an arm’s-length transaction among sophisticated business people, ably represented by counsel; (ii) each Makewhole Amount and Prepayment Premium and Facility Fee shall be payable notwithstanding the then-prevailing market rates at the time payment thereof is made; (iii) there has been a course of conduct among Lenders and Borrower giving specific consideration in this transaction for such agreement to pay each Makewhole Amount and Prepayment Premium and Facility Fee; and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.2(g) and Section 8.6. Borrower expressly acknowledges that its agreement to pay the Makewhole Amount and Prepayment Premium and Facility Fee, as the case may be, to applicable Lenders as herein described is a material inducement to such Lenders to make the Term Loans. Without affecting any of any Lender’s rights or remedies hereunder or in respect hereof, if Borrower fails to pay the applicable Makewhole Amount or Prepayment Premium or Facility Fee when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

For the avoidance of doubt, no Prepayment Premium shall be due and owing for any payment of principal of the Term Loans made on the Term Loan Maturity Date.”;

f.
deleting in its entirety Section 2.3(d) of the Loan Agreement and replacing it as follows:

“(d) Payments. Except as otherwise expressly provided herein, all Term Loan payments and any other payments hereunder by (or on behalf of) Borrower shall be made on the date specified herein to such bank account of each applicable Lender as such Lender (or the Collateral Agent) shall have designated in a written notice to Borrower delivered on or before the Closing Date (which such notice may be updated by such Lender (or the Collateral Agent) by written notice to the Borrower from time to time after the Closing Date). Except as otherwise expressly provided herein, interest is payable quarterly on each Interest Date. Payments of principal or interest received after 11:00 a.m. on such date are considered received at the opening of business on the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. When any payment is due on a day that is not a Business Day, such payment is due on the immediately preceding Business Day. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. For the avoidance of doubt, any payments which are due and payable under Section 2.2 or Section 2.3 hereof with respect to a Term Loan shall be made by (or on behalf of) Borrower without duplication of any of the same exact payments which are due and payable under the Term Loan Note issued in respect of such Term Loan.”;

g.
adding as Section 2.3(e) of the Loan Agreement the following:

“(e) Conforming Changes. In connection with the use or administration of Term SOFR, the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Collateral Agent will promptly notify Borrower and Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.”

h.
adding as Section 2.3(f) of the Loan Agreement the following:

“(f) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Collateral Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will continue to be payable on a quarterly basis.

(ii) Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Collateral Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Collateral Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to sub-clause (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Collateral Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(f).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Collateral Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if any tenor that was removed pursuant to sub-clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.”;

i.
deleting in its entirety Section 2.7(b) of the Loan Agreement and replacing it as follows:

“(b) Facility Fee. As additional consideration for each Lender’s having made a Term Loan pursuant to Section 3.4, on the Term Loan Maturity Date or the date of any prepayment of any Term Loan by Borrower (i) pursuant to Section 2.2(c) or (ii) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a), Borrower shall pay to each Lender an amount equal to such Lender’s Applicable Percentage of the product of (A) the principal amount of the Term Loan being paid or prepaid, multiplied by (B) 0.090 (each such product, the “Facility Fee”); provided, however, that in the case of the payment of principal on the Term Loan Maturity Date, the Facility Fee shall be calculated without accounting for the portion of such principal amount consisting of any accrued PIK Interest discharged by the issuance of a PIK Note at such time. Any and all Facility Fees shall be fully earned when paid and shall not be refundable for any reason whatsoever and shall be treated as original issue discount for U.S. federal income tax purposes.”

j.
adding the following as Section 5.2(j) of the Loan Agreement:

“(j) Board Materials; Board Approved Projections. (i) Promptly upon, and in any event within five (5) Business Days after, the furnishing thereof, make available copies of all written materials (including management reports, minutes, operational performance metrics and other financial and performance information), given or made available to members of the Board of Directors of Parent, Issuer or Borrower (as the case may be) from and after January 1, 2023, in connection with any meeting of such Board of Directors (or any committee or sub-committee thereof), any audit by such Credit Party’s accountants or otherwise, excluding or (to the extent containing any information in relation to any other matters) redacted in order to exclude, in each case, (x) any matters related to the rights of, and its obligations to, Lenders, any proposal received from the Lenders, the formulation of any proposal to be made to the Lenders or any advice given in respect of any of the foregoing and (y) any other matter which the Board of Directors (excluding for these purposes any director appointed by the Lenders) reasonably determines (acting in good faith) that there would be, or there is reasonably likely to be, a conflict of interest between the Lenders and the Credit Parties in disclosing such matter; and (ii) commencing with the fiscal year of Issuer ended December 31, 2023, no later than no later than December 31 of the prior fiscal year of Issuer (provided, however, that in respect of the fiscal year ended December 31, 2023, by no later than the Sixth Amendment Effective Date), make available a consolidated plan and financial forecast of Issuer and its Subsidiaries through the Term Loan Maturity Date, including a forecasted consolidated balance sheet, statements of income and cash flows, and an explanation of the assumptions on which such forecast is based and demonstrating projected compliance with the financial covenants set forth in Sections 6.15, 6.16, 6.17 and 6.18 and any amendments thereto or financial projections (or amendments to financial projections) approved by Issuer’s Board of Directors, whether quarterly or otherwise.”;

k.
deleting in its entirety Section 7.11 of the Loan Agreement and replacing it with the following:

“7.11 Warrants. (a) Issuer fails to obtain the requisite approval of its shareholders to, or otherwise fails to, on or prior to the Warrant Longstop Date, (i) duly execute and deliver the Warrant Instrument to Lenders; or (ii) subject to the Lenders executing the Warrant Instrument, duly issue and deliver to each Lender a Certificate evidencing all of the Warrants that such Lender is entitled to receive pursuant to the Warrant Instrument, (b) Issuer fails to obtain the consent of the holders of the Warrants required pursuant or in accordance with the Warrant Instrument, or (c) the Warrant Instrument is not amended or replaced prior to or concurrently with the completion by the Issuer of the Sixth Amendment Qualifying Financing as required pursuant to and in accordance with the terms of the Deed of Amendment to Warrant Instrument and otherwise in form and substance reasonably satisfactory to the holders of the Warrants, and which shall be evidenced by the holders of the Warrants countersigning the agreement pursuant to which such amendments or replacement instrument are consummated. For the avoidance of doubt, clause (c) above shall not be satisfied by the Deed of Amendment to Warrant Instrument.”;

l.
deleting in its entirety Exhibit B to the Loan Agreement and replacing it with Exhibit B attached to this Sixth Amendment;
m.
deleting in its entirety the definition of Payment Date in Section 13.1 of the Loan Agreement;
n.
by deleting in its entirety each of the definitions of Change in Control, Closing Date, Data Protection Laws, Disqualified Equity Interest, Governmental Authority, Health Care Laws, Interest Date, Interest Period and Term Loan Rate in Section 13.1 of the Loan Agreement and replacing them, in alphabetical order, as follows:

““Change in Control” means: (a) a transaction or series of related transactions (including any merger or consolidation involving Issuer, Parent or Borrower) (i) at any time on or prior to the IPO Transaction Closing Date, in which any “person” or “group”(within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any “person” or “group” which is a direct or indirect stockholder of the Issuer as at the Effective Date is or becomes the “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of shares of the then-outstanding capital stock of the Issuer ordinarily entitled to vote in the election of directors, and (ii) following the IPO Transaction Closing Date, in which Persons which are direct or indirect stockholders of the Issuer as at the Effective Date cease to be the “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 30% of shares of the then-outstanding capital stock of the Issuer ordinarily entitled to vote in the election of directors; (b) a sale, directly or indirectly, of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in one transaction or a series of related transactions (whether by way of merger, stock purchase, asset purchase or otherwise); (c) Issuer ceases to own, directly or indirectly, 100% of the Equity Interests in Borrower in one transaction or a series of related transactions (whether by way of merger, stock purchase, asset purchase or otherwise); or (d) a merger or consolidation involving Issuer, Parent or Borrower, as the case may be, in which Issuer, Parent or Borrower, as applicable, is not the surviving Person; provided, however, that neither the IPO Transaction nor any transaction involving the issuance of any Qualifying Equity Interests, including but not limited to, the Sixth Amendment Qualifying Financing shall constitute or cause a “Change in Control” for any purposes under this Agreement and, for the avoidance of doubt, any Qualifying Equity Interests issued in the Sixth Amendment Qualifying Financing shall in all cases be disregarded for the purposes of calculating if a Change in Control has occurred for the purposes of clause (a) above.”

““Closing Date” means the date on which the Term Loans are advanced by Lenders, which is March 29, 2021.”

““Data Protection Laws” means any and all applicable foreign or domestic (including U.S. federal, state and local), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to privacy, security, notification of breaches, or confidentiality of personal data (including individually identifiable information) or and other sensitive information, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries, including, to the extent applicable, HIPAA, Section 5 of the FTC Act and other consumer protection laws, GDPR, PIPEDA, CCPA and other comprehensive state privacy laws, CMIA and other U.S. state medical information privacy laws and genetic testing laws.”

““Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition: (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except if redeemable or convertible into other Equity Interest that would not constitute a Disqualified Equity Interest or as a result of a change of control, IPO Transaction, asset sale or similar event so long as any and all rights of the holders thereof upon the occurrence of a change of control, IPO Transaction, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loans and the satisfaction in full of all other Obligations (other than inchoate indemnity obligations) in accordance with the terms of this Agreement); (b) is redeemable at the option of the holder thereof, in whole or in part (except if redeemable or convertible into other Equity Interest that would not constitute a Disqualified Equity Interest or as a result of a change of control, IPO Transaction, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, IPO Transaction, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loans and the satisfaction in full of all other Obligations (other than inchoate indemnity obligations) in accordance with this Agreement); (c) provides for the scheduled payments of dividends or distributions in cash; or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interest that would constitute a Disqualified Equity Interest; in each case described in clauses (a) through (d) above, prior to the date that is 120 days after the Term Loan Maturity Date; provided that, if any such Equity Interest is issued pursuant to any plan for the benefit of any employee, director, manager or consultant of the Borrower or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Equity Interest shall not constitute a “Disqualified Equity Interest” solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.”

““Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency (including Regulatory Agencies and data protection authorities), government department, authority, instrumentality, regulatory body, commission, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.”

““Health Care Laws” means, collectively: (a) applicable federal, state or local laws, rules, regulations, codes, orders, ordinances, statutes and requirements issued under or in connection with Medicare, Medicaid or any other Government Payor Program; (b) applicable federal and state laws and regulations governing the privacy, security, confidentiality or notification of breaches regarding health information, including HIPAA and Section 5 of the FTC Act; (c) applicable federal, state and local fraud and abuse laws of any Governmental Authority, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (e) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (f) any applicable reporting and disclosure requirements, including any arising under Section 603 of the Veteran’s Health Care Act (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D; (g) applicable health care laws, rules, codes, statutes, regulations, orders, ordinances and requirements pertaining to Medicare or Medicaid; in each case, in any manner applicable to any Credit Party or any of its Subsidiaries; (h) applicable federal, state or local laws, rules, regulations, ordinances, statutes and requirements relating to (x) the regulation of managed care, third party payors and Persons bearing the financial risk for the provision or arrangement of health care services, (y) billings to insurance companies, health maintenance organizations and other Managed Care Plans or otherwise relating to insurance fraud and (z) any insurance, health maintenance organization or managed care Requirements of Law; (i) the interoperability, information blocking, and health information technology certification regulations promulgated under the 21st Century Cures Act (to the extent effective), and (j) any other applicable domestic or foreign health care laws, rules, codes, regulations, manuals (to the extent such manuals are binding and have the force of law), orders, ordinances, and statutes relating to the research, development, testing, approval, licensure, post-approval or post-licensure monitoring, reporting, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale or lease, distribution or sale or lease of or payment for Product.”

““Interest Date” means the last day of each calendar quarter, commencing with the last day of the calendar quarter during which the Sixth Amendment Effective Date occurs.”

““Interest Period” means (a) the period commencing on (and including) the Closing Date and ending on (and including) the first Interest Date occurring from and after the Sixth Amendment Effective Date, and (b) thereafter, each period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the next Interest Date and (y) the Term Loan Maturity Date.”

““Term Loan Rate” has the meaning specified in the form attached hereto as Exhibit B.”; and

o.
by adding each of the definitions of Applicable Margin, Available Tenor, Benchmark, Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Date, Benchmark Transition Event, Benchmark Unavailability Period, CCPA, CMIA, Conforming Changes, Daily Simple SOFR, Deed of Amendment to Warrant Instrument, Deed of Confirmation and Re-grant, Floor, Guarantee and Security Confirmation, Periodic Term SOFR Determination Day, PIK Interest, PIK Notes, Relevant Governmental Body, Section 5 of the FTC Act, Sixth Amendment Effective Date, Sixth Amendment Qualifying Financing Effective Date, Sixth Amendment Qualifying Financing, SOFR, SOFR Administrator, Term SOFR, Term SOFR Administrator, Term SOFR Reference Rate and U.S. Government Securities Business Day in Section 13.1 of the Loan Agreement, in alphabetical order, as follows:

““Applicable Margin” means, for any day, as to any Term Loan, a rate per annum equal to eight percent (8.00%).”

““Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.3(f).”

““Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(f).”

““Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Collateral Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Collateral Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.”

““Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Collateral Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.”

““Benchmark Replacement Date” means a date and time determined by the Collateral Agent in its reasonable discretion, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).”

““Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).”

““Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(e) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(e).”

““CCPA” means the provisions of the California Consumer Privacy Act, as amended by the California Privacy Rights Act and codified at Cal. Civ. Code § 1798.100 et seq., with any implementing regulations.”

““CMIA” means the California Confidentiality of Medical Information Act, codified at Cal. Civ. Code pt. 2.6 § 56 et seq.”

““Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Collateral Agent decides (after consultation with Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Collateral Agent in a manner substantially consistent with market practice (or, if the Collateral Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Collateral Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).”

““Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for Dollar-denominated bilateral business loans; provided, that, if the Collateral Agent decides that any such convention is not administratively feasible for the Collateral Agent, then the Collateral Agent may establish another convention in its reasonable discretion.”

““Deed of Amendment to Warrant Instrument” means the English law governed deed of amendment in respect of the Warrant Instrument, in the form attached as Exhibit A to the Sixth Amendment to the Loan Agreement.”

““Deed of Confirmation and Re-grant” means the Cayman Islands law governed deed of confirmation and re-grant to be entered into between the Issuer and the Collateral Agent relating to the Cayman Islands law governed Security Documents and other applicable Collateral Documents, in the form attached as Exhibit C to the Sixth Amendment to the Loan Agreement.”

““Floor” means a rate of interest equal to four percent (4.00%) per annum.”

““Guarantee and Security Confirmation” means the guarantee and security confirmation agreement to be entered into among the Credit Parties and the Collateral Agent pursuant to the Sixth Amendment to the Loan Agreement, relating to the Security Documents and other applicable Collateral Documents, in the form attached as Exhibit D to the Sixth Amendment to the Loan Agreement.”

““Periodic Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.”

““PIK Interest” has the meaning specified in the form attached hereto as Exhibit B.”

““PIK Notes” has the meaning specified in the form attached hereto as Exhibit B.”

““Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.”

““Section 5 of the FTC Act” means the Section 5(a) of the U.S. Federal Trade Commission Act (15 U.S.C. § 45), which prohibits unfair and deceptive acts or practices in or affecting commerce and serves as the primary basis for U.S. Federal Trade Commission authority on privacy and security.”

““Sixth Amendment Effective Date” means June 7, 2023.”

““Sixth Amendment Qualifying Financing Effective Date” means the date of completion by Issuer of the Sixth Amendment Qualifying Financing.”

““Sixth Amendment Qualifying Financing” means the Issuer raising, following the Sixth Amendment Effective Date, gross proceeds in an aggregate amount equal to or greater than $75,000,000 (or its equivalent in another currency or currencies) through the issue of Qualifying Equity Interests.”

““SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.”

““SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).”

““Term SOFR” means, for any Interest Period, the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days’ prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.”

““Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Agent in its reasonable discretion).”

““Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.”

““U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.”.

3.
Amendments to Loan Agreement Conditioned upon a Sixth Amendment Qualifying Financing. With immediate effect from and as of the date of completion by Issuer of the Sixth Amendment Qualifying Financing (the “Sixth Amendment Qualifying Financing Effective Date”), the Loan Agreement shall be amended by:
a.
adding the following as Section 5.2(k) of the Loan Agreement:

“(k) Liquidity. Weekly on the last Business Day of each week commencing with the first week during which consolidated Liquidity of Issuer and its Subsidiaries is less than $40 million (in cash (Dollars or other currencies) or Cash Equivalents), written notice signed by a Responsible Officer of Issuer, certifying as to the results of the testing of consolidated Liquidity of Issuer and its Subsidiaries during such week pursuant to Section 6.15 hereof.”;

b.
adding the following as Section 5.19 of the Loan Agreement:

“5.19 Additional Covenants. As promptly as practicable and in any event not later than thirty (30) days following the Sixth Amendment Qualifying Financing Effective Date, deliver to the Collateral Agent:

(a)
with respect to the BMFG Debt, a copy of an amendment to that certain note purchase agreement in respect thereof, dated as of October 17, 2019, extending the maturity of the BMFG Debt to a date which is at least 180 days after the Term Loan Maturity Date; and

(b)
with respect to the Royalty Agreement, a copy of an amendment thereto effectuating (i) the conversion of up to fifty percent (50.0%) of the Total Invested Amount (as such term is defined in the Royalty Agreement) outstanding thereunder into Equity Interests in the Issuer and (ii) that any and all Royalty Payments (as such term is defined in the Royalty Agreement) payable thereunder shall either: (A) be settled by the issuance of an appropriate number of Equity Interests in the Issuer; or (B) only if the relevant Royalty Payment date falls on a date after the repayment in full in cash of the Term Loans and the satisfaction in full of all other Obligations (other than inchoate indemnity obligations), in cash (excluding the Royalty Payments payable on May 15, 2023 and upon the completion of the Sixth Amendment Qualifying Financing which shall be settled in cash).”;
c.
deleting in its entirety Section 6.15 of the Loan Agreement and replacing it as follows:

“6.15. Minimum Liquidity. From and after the Sixth Amendment Qualifying Financing Effective Date, after giving effect to the transactions contemplated hereunder and without violating any other term or provision of this Agreement, permit consolidated Liquidity of Issuer and its Subsidiaries, tested daily on each Business Day commencing on the first Business Day immediately following the Sixth Amendment Qualifying Financing Effective Date, to be less than the following amounts:

(a)
until and including September 30, 2024: $25 million (in cash (Dollars or other currencies) or Cash Equivalents);
(b)
from October 1, 2024 to and including December 31, 2024: $30 million (in cash (Dollars or other currencies) or Cash Equivalents);
(c)
from January 1, 2025 to and including March 31, 2025: $35 million (in cash (Dollars or other currencies) or Cash Equivalents); and
(d)
from April 1, 2025 and thereafter: $40 million (in cash (Dollars or other currencies) or Cash Equivalents).”;
d.
deleting in its entirety Section 6.16 of the Loan Agreement and replacing it as follows:

“6.16 Minimum Net Sales. From and after the Sixth Amendment Qualifying Financing Effective Date and without violating any other term or provision of this Agreement, permit trailing three-month Net Sales of Issuer and its Subsidiaries, tested quarterly at the end of each fiscal quarter set out in the first column in the table below, to be less than the amount (in Dollars or its equivalent in other currencies) set forth opposite that fiscal quarter in the second column in the table below:

Quarter End	Total Revenue
September 30, 2023	$19,000,000
December 31, 2023	$22,000,000
March 31, 2024	$24,000,000

June 30, 2024	$22,000,000
September 30, 2024	$26,000,000
December 31, 2024	$38,000,000
March 31, 2025	$42,000,000
June 30, 2025	$32,000,000
September 30, 2025	$38,000,000
December 31, 2025	$51,000,000

”;

e.
adding the following as Section 6.17 of the Loan Agreement:

“6.17 Maximum Adjusted Operating Expenses. From and after the Sixth Amendment Qualifying Financing Effective Date and without violating any other term or provision of this Agreement, permit the trailing three-month Adjusted Operating Expenses of Issuer and its Subsidiaries, tested quarterly at the end of each fiscal quarter set out in the first column in the table below, to be greater than the amount set forth opposite that fiscal quarter in the second column in the table below:

Quarter End	Operating Expenses
September 30, 2023	$29,000,000
December 31, 2023	$26,000,000
March 31, 2024	$25,000,000
June 30, 2024	$25,000,000
September 30, 2024	$25,000,000
December 31, 2024	$25,000,000
March 31, 2025	$27,000,000
June 30, 2025	$31,000,000
September 30, 2025	$33,000,000
December 31, 2025	$34,000,000

”;

f.
adding the following as Section 6.18 of the Loan Agreement:

“6.18 Minimum Adjusted Operating Income/(Loss). From and after the Sixth Amendment Qualifying Financing Effective Date and without violating any other term or provision of this Agreement, permit the trailing three-month Adjusted Operating Income/(Loss) of Issuer and its Subsidiaries, tested quarterly at the end of each fiscal quarter set out in the first column in the table below, to be less/more than (as applicable) the amount set forth opposite that fiscal quarter in the second column in the table below:

Quarter End	Operating Income / (Loss)
September 30, 2023	($21,500,000)
December 31, 2023	($13,000,000)
March 31, 2024	($14,000,000)
June 30, 2024	($17,000,000)
September 30, 2024	($11,000,000)
December 31, 2024	$0
March 31, 2025	$3,000,000
June 30, 2025	$1,000,000
September 30, 2025	$3,000,000
December 31, 2025	$14,000,000

”;

g.
deleting in its entirety Section 7.2(a)(i) of the Loan Agreement and replacing it with the following:

“…(i) fail or neglect to perform any obligation in Sections 5.2, 5.3, 5.4, 5.5, 5.7, 5.10, 5.13, 5.14, 5.17 or 5.19 or…”;

h.
deleting in its entirety the definitions of Net Sales, Term Loan Maturity Date and Warrant Instrument in Section 13.1 of the Loan Agreement and replacing them, in alphabetical order, as follows:

““Net Sales” means, as of any date of determination and solely with respect to sales of Product, the net consolidated product revenue (consistent with the calculation of same in Issuer’s financial statements) of Issuer and its Subsidiaries of Product for the three (3) months prior to such date (excluding, for the avoidance of doubt, any (i) upfront or milestone payments received by Issuer or any of its Subsidiaries, (ii) advancements, payments or reimbursements of expenses of Issuer or any of its Subsidiaries, and (iii) any other non-sales-based revenue or proceeds received by Issuer or any of its Subsidiaries), determined on a consolidated basis in accordance with

Applicable Accounting Standards as set forth in Issuer’s financial statements or as otherwise evidenced in a manner reasonably satisfactory to the Required Lenders.”

““Term Loan Maturity Date” means the 3rd year anniversary of the Closing Date; provided, however, that, from and after the occurrence of a Sixth Amendment Qualifying Financing, “Term Loan Maturity Date” means the 5th year anniversary of the Closing Date.”

““Warrant Instrument” means that certain Warrant Instrument, dated September 28, 2021, among LumiraDx Limited, BioPharma Credit PLC and BioPharma Credit Investments V (Master) LP, as amended on June 17, 2022 pursuant to a deed of amendment among LumiraDx Limited, BioPharma Credit PLC and BioPharma Credit Investments V (Master) LP, as further amended by the Deed of Amendment to Warrant Instrument, and as further amended or replaced and superseded from time to time.”; and

i.
adding each of the definitions of Adjusted Operating Expenses and Adjusted Operating Income/(Loss) in Section 13.1 of the Loan Agreement in alphabetical order, as follows:

““Adjusted Operating Expenses” means, as of any date of determination, collectively, all operating expenses of Issuer and its Subsidiaries as of such date as reported in a manner consistent with Applicable Accounting Standards, excluding amortization, depreciation and stock-based compensation expenses as well as extraordinary or nonrecurring items such as expenses for severance and restructuring, in each case calculated in a manner consistent with the Non-IFRS Financial Measures included in the quarterly financial results of Issuer and its Subsidiaries.”

““Adjusted Operating Income/(Loss)” means, as of any date of determination, collectively, all operating income of Issuer and its Subsidiaries as of such date as reported in a manner consistent with Applicable Accounting Standards, excluding (a) amortization, depreciation and stock-based compensation expenses as well as extraordinary or nonrecurring items such as expenses for asset impairments, inventory impairments and severance and restructuring in each case calculated in a manner consistent with the Non-IFRS Financial Measures included in the quarterly financial results of Issuer and its Subsidiaries; and (2) the cost of sales incurred within any applicable fiscal quarter of Issuer for the sale or placement of Borrower’s point of care diagnostic instrument.”

4.
Representations and Warranties; Reaffirmation; Covenants.
a.
Borrower hereby represents and warrants to each Lender and the Collateral Agent as follows:
i.
Borrower has all requisite power and authority to enter into this Sixth Amendment and to carry out the transactions contemplated hereby.
ii.
This Sixth Amendment has been duly executed and delivered by Borrower and, subject to the Legal Reservations, is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms.
iii.
The execution, delivery and performance by Borrower of this Sixth Amendment have been duly authorized and do not and will not: (A) contravene the terms of such Person’s Operating Documents; (B) violate any Requirements of Law, except to the extent that such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (C) conflict with or result in any breach or contravention of, or require any payment to be made under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the assets or properties of such Person or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Person or any of its properties or assets are subject, except to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (D) require any Governmental Approval, or other action by, or notice to, or filing with, any Governmental Authority (except such Governmental Approvals or other actions, notices and filings which have been duly obtained, taken, given or made on or before the Sixth Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (E) require any approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority, including such Person’s stockholders, members or partners, (except such approvals, consents, exemptions, authorizations, actions, notices and filings which have been or will be duly obtained, taken, given or made on or before the Sixth Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or (F) constitute a material breach of or a material default under (which such default has not been cured or waived) or an event of default (or the equivalent thereof, however described) under, or could reasonably be expected to give rise to the cancellation, termination or invalidation of or the acceleration of such Person’s or any Subsidiary’s obligations under, any Material Contract.
b.
Both before and immediately after giving effect to this Sixth Amendment, no Event of Default or Default has occurred.
c.
Borrower, on its own behalf and on behalf of each other Credit Party, hereby ratifies, confirms, reaffirms, and acknowledges its and each of their obligations under the Loan Documents to which it or any of them is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Sixth Amendment, except as expressly provided herein. By executing this Sixth Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Sixth Amendment.
d.
Borrower hereby agrees to deliver to the Collateral Agent, each of the following, the failure of any of which constitutes an Event of Default for all purposes under the Loan Agreement:
i.
within two (2) Business Days of the Sixth Amendment Effective Date, originally-signed copies of the Amended and Restated Secured Term Loan Promissory Notes, in the form attached as Exhibit B hereto, in replacement of the Secured Term Loan Promissory Notes, dated March 29, 2021, issued by Borrower to each Lender (whereupon, such Secured Term Loan Promissory Notes, dated March 29, 2021, issued by Borrower to the each

Lender shall be treated as cancelled and of no further force or effect and the Lenders shall promptly deliver any copies or originals of such Secured Term Loan Promissory Notes, dated March 29, 2021 to the Borrower);
ii.
as promptly as practicable and in any event no later than fifteen (15) days following the Sixth Amendment Effective Date, copies of (A) the resolutions adopted by each Credit Party’s Board of Directors confirming that (x) the security granted pursuant to the Collateral Documents and other Loan Documents to which such Credit Party is a party, and (y) the guarantee granted pursuant to the Collateral Documents and other Loan Documents to which such Credit Party is a party, in each case continues in full force and effect and extends to all Obligations of the Credit Parties under the Collateral Documents and other Loan Documents, notwithstanding this Amendment (or any previous amendment to the Loan Agreement), in each case in form and substance reasonably satisfactory to the Collateral Agent, (B) the Guarantee and Security Confirmation duly executed by each of the Credit Parties, and (C) an Italian law governed deed of acknowledgment and extension confirming that the security granted pursuant to the Italian law governed Security Documents and other applicable Collateral Documents (if any) to which any Credit Party is a party continues in full force and effect and extends to all Obligations of such Credit Parties under such Security Documents and other applicable Collateral Documents, notwithstanding this Amendment (or any previous amendment to the Loan Agreement);
iii.
as promptly as practicable and in any event no later than fifteen (15) days following the Sixth Amendment Effective Date, copies of (A) the resolutions adopted by Issuer’s Board of Directors confirming the application of the Cayman Islands law-governed Collateral Documents to the Obligations secured thereby, authorising Issuer's entry into the Deed of Confirmation and Re-grant and the associated re-granting on a precautionary basis the security provided thereunder notwithstanding this Amendment, in form and substance reasonably satisfactory to the Collateral Agent, and (B) the Deed of Confirmation and Re-grant duly executed on behalf of the Issuer;
iv.
as promptly as practicable and in any event no later than five (5) days following the Sixth Amendment Effective Date, a copy of written resolutions of the Issuer's Board of Directors (signed by all of the Issuer's directors) authorizing (A) from the Sixth Amendment Effective Date, the appointment of one (1) observer with the authority to attend and receive materials relating to (but not vote at) meetings of Issuer’s Board of Directors to Issuer's Board of Directors (an "Observer") to be designated by the Required Lenders, (B) from the Sixth Amendment Qualifying Financing Effective Date, the appointment of one (1) non-US national and non-US domiciled director from time to time to be designated by the Required Lenders (the “Lenders Director”) to Issuer’s Board of Directors, with the same authority and powers as a “Class I Director” and “Class II Director”, and one (1) additional observer with the authority to attend and receive materials relating to (but not vote at) meetings of Issuer’s Board of Directors to Issuer's Board of Directors (also an

"Observer") to be designated by the Required Lenders, and (C) instructing the Issuer's registered office to update its register of directors to record the appointment of the Lenders Director from the Sixth Amendment Qualifying Financing Effective Date; provided, that, the appointment rights of the Lenders Director and any Observer as contemplated above shall be on the basis that: (w) each such appointment shall continue (with full rights of substitution) until such time as there is the payment in full of all Obligations (other than inchoate indemnity obligations) at which point each such appointment shall terminate with immediate effect; (x) the materials received by the Lenders Director and any Observer relating to any meeting of Issuer’s Board of Directors will exclude or (to the extent containing any information in relation to any other matters) will be redacted in order to exclude, in each case, (I) any matters related to the rights of, and its obligations to, Lenders, any proposal received from the Lenders, the formulation of any proposal to be made to the Lenders or any advice given in respect of any of the foregoing and (II) any other matter which Issuer’s Board of Directors (excluding the Lenders Director) reasonably determines (acting in good faith) that there would be, or there is reasonably likely to be, a conflict of interest between the Lenders and the Credit Parties in disclosing such matter; (y) in attending meetings of Issuer’s Board of Directors, the Lenders Director and any Observer shall be required to recuse themselves from all or any portion of such meeting during which the Board of Directors intend to discuss matters related to the rights of, and its obligations to, Lenders, any proposal received from the Lenders, the formulation of any proposal to be made to the Lenders or any advice given in respect of any of the foregoing, or any other matter which the Board of Directors (excluding the Lenders Director) reasonably determines (acting in good faith) that there would be, or there is reasonably likely to be, a conflict of interest between the Lenders and the Credit Parties in discussing such matter if the Lenders Director or Observer(s) are present at such meeting; and (z) the Lenders Director and each Observer agree to keep all information received or discussed in connection with their attendance at meetings of Issuer’s Board of Directors confidential on substantially the same terms as set out in Section 10.08 (Confidentiality) of the Loan Agreement;
v.
as promptly as practicable and in any event no later than five (5) Business Days following the later of (a) the Sixth Amendment Qualifying Financing Effective Date, and (b) the date the Company is notified in writing of the identity of the Lenders Director, a copy of the register of directors of the Issuer recording the appointment of the Lenders Director (in form and substance reasonably satisfactory to the Required Lenders) from the Sixth Amendment Qualifying Financing Effective Date;
vi.
as promptly as practicable and in any event no later than five (5) days following the Sixth Amendment Effective Date, copies of (A) the Deed of Amendment to the Warrant Instrument duly executed on behalf of the Issuer, and (B) the written resolutions of the Issuer's Board of Directors

(signed by all of the Issuer's directors) authorizing the execution and delivery of the Deed of Amendment to the Warrant Instrument; and
vii.
prior to or concurrently with the completion of the Sixth Amendment Qualifying Financing, copies of (A) an amendment to or replacement of the Warrant Instrument as required pursuant to and in accordance with the terms of the Deed of Amendment to Warrant Instrument and otherwise in form and substance reasonably satisfactory to the holders of the Warrants, duly executed on behalf of the Issuer, and (B) the written resolutions of the Issuer's Board of Directors (signed by all of the Issuer's directors) authorizing the execution and delivery of such amendment or replacement.
5.
References to and Effect on Loan Agreement. Except as specifically set forth herein, the execution, delivery and effectiveness of this Sixth Amendment shall not, directly or indirectly, (i) constitute a consent or waiver of any past, present or future breaches, violations or defaults of or under any provisions of the Loan Agreement nor constitute a novation of any of the Obligations under the Loan Agreement, (ii) amend, modify or operate as a waiver of any provision of the Loan Agreement or any right, power or remedy of any Lender or the Collateral Agent, (iii) constitute a course of dealing or other basis for altering the Loan Agreement or any other Loan Document or (iv) in any way affect any of the provisions of the Loan Agreement, which shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the Sixth Amendment Effective Date, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Loan Agreement as amended by this Sixth Amendment. Except as specifically set forth herein, each of the Lenders and the Collateral Agent reserves all of its rights, powers, and remedies under the Loan Documents and Requirements of Law.
6.
Successors and Assigns. This Sixth Amendment binds and is for the benefit of Borrower, Parent, Issuer, the other Credit Parties, Lenders and Collateral Agent and each of their respective successors and permitted assigns.
7.
Governing Law; Venue; Jury Trial Waiver. THIS AMENDMENT AND WAIVER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The provisions of Section 10 (Choice of law, Venue and Jury Trial Waiver Etc.) of the Loan Agreement shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to this Sixth Amendment.
8.
Counterparts. This Sixth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Sixth Amendment. Delivery of an executed counterpart of this Sixth Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Sixth Amendment.

9.
Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Sixth Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned hereto have caused this Sixth Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.

LUMIRADX INVESTMENT LIMITED,

as Borrower and a Credit Party on its own behalf

and on behalf of each other Credit Party

By: /s/ Veronique Ameye .

Name: Veronique Ameye

Title: Director

[Signature page to Sixth Amendment to Loan Agreement]

BIOPHARMA CREDIT PLC,
as Collateral Agent

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By /s/ Pedro Gonzalez de Cosio .
Name: Pedro Gonzalez de Cosio

Title: Managing Member

BPCR LIMITED PARTNERSHIP,

as a Lender

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By /s/ Pedro Gonzalez de Cosio .
Name: Pedro Gonzalez de Cosio
Title: Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,
as Lender

By: BioPharma Credit Investments V GP LLC,

its general partner

By: Pharmakon Advisors, LP,

its Investment Manager

By /s/ Pedro Gonzalez de Cosio .

Name: Pedro Gonzalez de Cosio

Title: CEO and Managing Member

[Signature page to Sixth Amendment to Loan Agreement]

EXHIBIT A

Deed of Amendment to Warrant Instrument

[omitted]

EXHIBIT B

THIS TERM LOAN NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). HOLDERS OF THIS TERM LOAN NOTE SHOULD CONTACT DORIAN LEBLANC, CHIEF FINANCIAL OFFICER, LUMIRADX INC., 221 CRESCENT STREET, 5TH FLOOR, WALTHAM, MASSACHUSETTS 02453 IN WRITING TO OBTAIN (1) THE ISSUE PRICE AND ISSUE DATE OF THIS TERM LOAN NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS TERM LOAN NOTE AND (3) THE YIELD TO MATURITY OF THIS TERM LOAN NOTE.

amended and restated SECURED TERM LOAN PROMISSORY NOTE

$150,000,000.00 Dated: June __, 2023

FOR VALUE RECEIVED, the undersigned, LUMIRADX INVESTMENT LIMITED, a private company with limited liability incorporated under the laws of England and Wales with company number 10260187 (“Borrower”), HEREBY PROMISES TO PAY to [BPCR LIMITED PARTNERSHIP] [BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP] (“Lender”), or its registered assignees, the principal amount of ONE HUNDRED AND FIFTY MILLION DOLLARS AND NO CENTS ($150,000,000.00) or such lesser amount as shall equal the outstanding principal balance of this Amended and Restated Secured Term Loan Promissory Note (this “Term Loan Note”), plus interest on the aggregate unpaid principal amount of this Term Loan Note, at the rates and in accordance with the terms of this Term Loan Note as set out below and in accordance with the terms of the Loan Agreement, dated as of March 23, 2021, by and among Borrower, Lender, BioPharma Credit PLC, as Collateral Agent, the other Lenders from time to time party thereto and the other parties thereto (as may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount, all accrued and unpaid interest hereunder, all due and unpaid Lender Expenses and any other outstanding amounts payable under the Loan Documents shall be due and payable on the Term Loan Maturity Date as set forth in the Loan Agreement. This Amended and Restated Secured Term Loan Promissory Note amends, restates and replaces in its entirety that certain Secured Term Loan Promissory Note, dated March 29, 2021, between Borrower and Lender in the aggregate principal amount of One Hundred and Fifty Million Dollars and Zero Cents ($150,000,000.00). Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest, fees and all other amounts due with respect to this Term Loan Note are payable in lawful money of the United States of America to Lender as set forth in this Term Loan Note. The principal amount of this Term Loan Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Borrower in the Notes Register.

The Loan Agreement and/or other Term Loan Notes issued by Borrower, among other things, (a) provides for the issuance of this Term Loan Note by Borrower to Lender, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Term Loan Note may not be prepaid except as set forth in paragraphs (f) and (g) below or as expressly provided in Section 8.1 of the Loan Agreement.

Interest

(a)
Interest Rate.

(i) Subject to clause (b) below, the principal amount outstanding under each Term Loan shall accrue interest in respect of each Interest Period at a per annum rate equal to the Applicable Margin plus (solely with effect from the Sixth Amendment Effective Date) Term SOFR for the Interest Period therefor (the “Term Loan Rate”), which interest shall be payable quarterly in arrears in accordance with paragraphs (a) through (d) hereof. For the avoidance of doubt, for any days that occur during any Interest Period that occur prior to the Sixth Amendment Effective Date, the Term Loan Rate shall be deemed to be equal to the Applicable Margin only.

(ii) Interest shall accrue on this Term Loan Note commencing on, and including, the date of issuance of this Term Loan Note, and shall accrue on the principal amount outstanding under this Term Loan Note from time to time, through and including the day on which the principal amount of the Term Loans represented by this Term Loan Note is repaid or prepaid in full.

(iii) Subject to paragraphs (a)(iv) and (g) below, interest is due and payable quarterly on each Interest Date, as calculated by the Collateral Agent (which calculations shall be deemed correct absent manifest error), commencing on the Interest Date occurring from and after the Sixth Amendment Effective Date; provided, however, that if any such date is not a Business Day, the applicable interest shall be due and payable on the Business Day immediately after such date.

(iv) Notwithstanding the foregoing, the portion of the interest on the principal amount outstanding under the Term Loans represented by this Term Loan Note equal to Term SOFR payable from and after the Sixth Amendment Effective Date shall be paid-in-kind (the “PIK Interest”) on each Interest Date occurring from and after the Sixth Amendment Effective Date, which PIK Interest shall instead of being paid in cash will instead be paid and treated as discharged by the delivery to the Lender by the Borrower of a signed Term Loan Note, with a principal amount equal to the aggregate amount of PIK Interest then due to be paid to the Lender, and in each case substantially in the form attached as Exhibit B to the Loan Agreement or otherwise in form and substance reasonably satisfactory to the Required Lenders (each such Term Loan Note, a “PIK Note”).

(b)
Default Rate. In the event Borrower fails to pay any of the Obligations when due during the continuance of an Event of Default, immediately (and without notice or demand by any Lender or the Collateral Agent for payment thereof), such past due Obligations shall accrue interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) from the date of such Event of Default to the date on which such Event of Default is no longer continuing, and such interest shall be payable entirely in cash on demand of any Lender or the Collateral Agent. Payment or acceptance of the increased interest rate provided in this paragraph (b) is not a permitted alternative to timely payment of any Obligations and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Collateral Agent or any Lender.
(c)
360 Day Year. Interest payable under this Term Loan Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
(d)
Payments. Except as otherwise expressly provided herein, all loan payments and any other payments under this Term Loan Note made by (or on behalf of) Borrower shall be made on the date specified herein to such bank account of the Lender as such Lender (or the Collateral Agent) as shall have been designated in a written notice to Borrower delivered on or before the Closing Date (which such notice may be updated by Lender (or the Collateral Agent) from time to time after the Closing Date). Except as otherwise expressly provided, interest is payable quarterly each Interest Date. Payments of principal or interest received after 11:00 a.m. on such date are considered received at the opening of business on the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. When any payment is due on a day that is not a Business Day, such payment is due on the immediately preceding Business Day. All payments to be made by Borrower hereunder, or under any other Loan Document, including payments of principal and interest made hereunder, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.
(e)
Repayment.
(i)
Subject to paragraph (e)(ii) below, Borrower shall make quarterly payments of interest only to the Lender which is the registered holder of this Term Loan Note at the relevant time, as calculated by the Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to this Term Loan Note, as determined in paragraph (a) above, commencing on the first Interest Date occurring from and after the issuance of this Term Loan Note; provided, however, that if any such date is not a Business Day, the applicable interest shall be due and payable on the Business Day immediately preceding such date.

(ii)
All outstanding principal and accrued and unpaid interest with respect to this Term Loan Note is due and payable in full on the Term Loan Maturity Date.

(iii)
This Term Loan Note may only be prepaid in accordance with paragraphs (f) below (or as expressly provided in Section 8.1 of the Loan Agreement).

(f)
Prepayment of Term Loan Note.
(i) Borrower shall have the option to prepay, in whole or in increments of $50 million of outstanding principal thereunder, the outstanding principal balance of this Term Loan Note; provided that (A) Borrower provides written notice to the Collateral Agent of its election (which shall be irrevocable unless the Collateral Agent otherwise consents in writing) to prepay all or such portion of the outstanding principal balance of this Term Loan Note, which notice shall include the amount of the outstanding principal amount of this Term Loan Note to be prepaid at least five (5) Business Days prior to such prepayment, and (B) the prepayment of such principal amount shall be accompanied by any and all accrued, unpaid and uncaptialized interest thereon through the date of prepayment, any Makewhole Amount payable in connection with such prepayment, any Prepayment Premium payable in respect of such principal amount being prepaid and the Facility Fee payable in respect of such principal amount being prepaid and, in the case of a prepayment in whole, any and all other amounts payable or accrued and not yet paid under this Term Loan Note or any other Loan Documents, including Lender Expenses.

(ii) Upon a Change in Control, Borrower shall promptly, and in any event no later than ten (10) days after the consummation of such Change in Control, notify the Collateral Agent in writing of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature, timing and other circumstances of such Change in Control (such notice, a “Change in Control Notice”). Borrower shall prepay in full the outstanding principal balance of this Term Loan Note, no later than ten (10) Business Days after the consummation of such Change in Control, in an amount equal to the sum of (A) the outstanding principal amount of this Term Loan Note and any and all accrued, unpaid and uncapitalized interest with respect to this Term Loan Note (such interest to be calculated based on Term SOFR for the Interest Period during which such Change in Control is consummated), thereon through the date of prepayment, and (B) any Makewhole Amount payable in connection with such prepayment, any Prepayment Premium payable in respect of such principal amount being prepaid, the Facility Fee payable in respect of such principal amount being prepaid and any and all other amounts payable or accrued and not yet paid under this Term Loan Note or any other Loan Documents, including Lender Expenses. The Collateral Agent will promptly notify each Lender of its receipt of the Change in Control Notice, and the amount of such Lender’s Applicable Percentage of such prepayment.

(iii) Any prepayment of this Term Loan Note pursuant to paragraph (f)(i) or (f)(ii) above or as a result of the acceleration of the maturity of this Term Loan Note pursuant to Section 8.1 of the Loan Agreement (together with any accompanying Makewhole Amount, Prepayment Premium and Facility Fee that is payable in connection with such prepayment, as applicable) shall be paid to Lender in accordance with its Applicable Percentage for application to the Obligations in the following order: (A) first, to due and unpaid Lender Expenses; (B) second, to due and unpaid Commitment Fee or Facility Fee; (C) third, to accrued and unpaid interest at the Default Rate incurred pursuant paragraph (b) above, with respect to past due amounts, if any; (D) fourth, without duplication of amounts paid pursuant to clause (iii) above, to accrued, unpaid and uncapitalized interest at the Term Loan Rate; (E) fifth, to the Prepayment Premium; (vi) sixth, to the Makewhole Amount, if applicable; (F) seventh, to the outstanding principal amount of the Term Loans being prepaid; and (G) eighth, to any remaining amounts then due and payable under this Agreement and the other Loan Documents.

(g)
Notwithstanding the other provisions of this Term Loan Note, if Borrower has not received notification from The International Stock Exchange that this Term Loan Note has been listed prior to the first Interest Date following the issuance of this Term Loan Note, interest (including any PIK Interest to be discharged by issuance of a PIK Note) due and payable on that Interest Date shall be deferred until the date which is the earlier of (i) five (5) Business Days following the date on which Borrower receives notification from The International Stock Exchange that this Term Loan Note has been listed and (ii) the next following Interest Date.

This Term Loan Note and the obligation of Borrower to repay the unpaid principal amount of this Term Loan Note, interest thereon, and all other fees and amounts due Lender under the Loan Agreement are secured pursuant to the Collateral Documents.

Presentment for payment, demand, notice of protest or other demand or notice of any kind in connection with the execution, delivery, performance and enforcement of this Term Loan Note are hereby waived by Borrower.

Borrower shall pay all fees and expenses, including any Lender Expenses, in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due subject to the terms of this Term Loan Note and the Loan Agreement.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Term Loan Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

LUMIRADX INVESTMENT LIMITED,
as Borrower

By: _________________________________________

Name:

Title:

EXHIBIT C

Deed of Confirmation and Re-grant

[omitted]

EXHIBIT D

Guarantee and Security Confirmation

[omitted]